Exhibit 10.2
INVACARE CORPORATION

AGREEMENT
    This AGREEMENT (“Agreement”), is made as of the [*] day of [month, 2021], between INVACARE CORPORATION, an Ohio corporation (“Invacare”), and ______________ (the Executive”).
    Invacare desires to enter into an agreement with Executive in recognition of the importance of the Executive’s services to the continuity of management of Invacare and based upon its determination that it will be in the best interests of Invacare to encourage the Executive’s continued attention and dedication to the Executive’s duties in the potentially disruptive circumstances of a possible Change of Control of Invacare. (As used in this Agreement, the term “Change of Control” and certain other capitalized terms have the meanings ascribed to them in Section 8 hereof.)
    Invacare and the Executive agree, effective as of the date first set forth above (the “Effective Date”), as follows:
1.    Severance Benefits if Employment is Terminated in Certain Circumstances Within Two Years of a Change of Control. If, within two years following the occurrence of a Change of Control, the Executive’s employment with Invacare is terminated by Invacare for any reason other than Cause, Disability, or death, or is terminated by the Executive for Good Reason, then the provisions of this Section 1 shall become applicable in all respects and Invacare shall pay to the Executive the amounts specified in Sections 1.1 and 1.2 on the dates indicated therein, and shall cause certain rights of the Executive to vest as provided in Section 1.3:
1.1    Lump Sum Severance Benefit. Subject to Section 1.6, Invacare shall pay to the Executive, on the sixtieth (60th) day after the Termination Date, a lump sum severance benefit in an amount equal to two times: (i) the Executive’s Annual Base Salary plus (ii) the Executive’s Prior Bonus Amount. In addition, Invacare shall pay to the Executive, on the sixtieth (60th) day after the Termination Date, an amount equal to the Executive’s Prorated Bonus Amount.
1.2    Insurance Benefits. Subject to Section 1.6, Invacare shall pay to the Executive, on the sixtieth (60th) day after the Termination Date, a lump sum amount equal to twenty-four (24) times the current monthly COBRA premium rate in effect as of the Termination Date for the level of coverage in which the Executive and his or her eligible dependents were enrolled under Invacare’s medical plan immediately prior to the Termination Date.
1.3    Vesting of Certain Rights. Subject to Section 1.6, Invacare shall cause the Executive’s rights under the Invacare Deferred Compensation Plus Plan to become, as of the Termination Date, immediately vested in full.

1.4    Equity Awards.
(a)    Invacare Remains the Surviving Entity or the Post-CIC Entity Assumes Equity Awards. If, upon the occurrence of a Change of Control (i) Invacare is the surviving entity following such Change of Control or (ii) all outstanding equity awards held by the Executive are Assumed by the Post-CIC Entity, and if the Executive’s employment is terminated by Invacare or the Post-CIC Entity for any reason other than Cause, Disability, or death, or is terminated by the Executive for Good Reason within two years following the occurrence of the Change of Control, then in respect of all options to purchase Invacare stock, all shares of restricted stock, all restricted stock units and all performance shares that have been granted to the Executive pursuant to any award agreement, plan or arrangement sponsored by Invacare (or any corresponding replacement awards granted by a Post-CIC Entity) and which remain outstanding as of the Termination Date, and notwithstanding any other provision to the contrary contained in any award agreement, plan or arrangement, and subject to Section 1.6, Invacare shall:
(i)with respect to all options, cause such options:
(A)to become exercisable in full as of the Termination Date;
(B)to continue to be exercisable until the earlier of (1) the expiration date of the option or (2) the second anniversary of the Termination Date; provided that, if the award agreement underlying such option provides for a longer period of exercisability following the Termination Date, then this clause (2) shall be the end of such longer period; and
(C)to be exercisable (and/or to be eligible to satisfy any tax withholding requirements in connection with the exercise of the options) using shares of Invacare common stock previously owned by the Executive and/or shares subject to the options being exercised as consideration in lieu of a cash payment or other arrangement, but only to the extent that any such exercise of the option (and/or withholding tax payments) would not result in Invacare being required to take an additional charge in respect of such exercise in determining and reporting its net income for financial accounting purposes; and

(ii)with respect to any awards of restricted stock or restricted stock units that are not subject to the attainment of performance goals, cause such awards:
(A)to become vested in full as of the Termination Date; and
(B)to be eligible to satisfy any tax withholding requirements in connection with such vesting of the restricted stock or restricted stock units by using shares of Invacare common stock previously owned by the Executive and/or shares of restricted stock or restricted stock units that become so vested as consideration (in lieu of a cash payment or other arrangement) for the payment of withholding tax, but only to the extent that any such withholding tax payments would not result in Invacare being required to take an additional charge in respect of such accelerated vesting or withholding tax payment in determining and reporting its net income for financial accounting purposes.
(iii)with respect to any awards of restricted stock, restricted stock units or performance shares that are subject to the attainment of performance goals, cause such awards:
(A)to be earned or vest in accordance with their terms as if all of the performance goals applicable to such awards had been achieved at their target levels as of the Termination Date; and
(B)to be eligible to satisfy any tax withholding requirements in connection with such vesting of the restricted stock, restricted stock units or performance shares by using shares of Invacare common stock previously owned by the Executive and/or shares of restricted stock, restricted stock units or performance shares that become so vested as consideration (in lieu of a cash payment or other arrangement) for the payment of withholding tax, but only to the extent that any such withholding tax payments would not result in Invacare being required to take an additional charge in respect of such accelerated vesting or withholding tax payment in determining and reporting its net income for financial accounting purposes.
(b)Post-CIC Entity Does Not Assume Equity Awards. If, upon the occurrence of a Change of Control, the Post-CIC Entity does not Assume all options to purchase Invacare stock, all shares of restricted stock, all restricted stock units or all performance shares that have been granted to the Executive pursuant to any award agreement, plan or arrangement sponsored by Invacare and which remain outstanding as of the date of the Change of Control, and notwithstanding any other provision to the contrary contained in any award agreement, plan or arrangement, then:
(i)any such options, shares of restricted stock, restricted stock units or performance shares not Assumed by the Post-CIC Entity shall become fully vested and exercisable and any restrictions that apply to such awards shall lapse;
(ii)any awards of restricted stock, restricted stock units or performance shares that are subject to the attainment of performance goals and not Assumed by the Post-CIC Entity shall immediately vest and become immediately payable in accordance with their terms, subject to the last paragraph of this Section 1.4, as if all of the performance goals applicable to such awards had been achieved at their the target levels as of the date of the Change of Control;
(iii)for each stock option not Assumed by the Post-CIC Entity, the Executive shall receive a payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of Invacare’s common stock in the Change of Control transaction and the exercise price of the applicable stock option, if such difference is positive. Such payment shall be made in the same form as the consideration received by holders of Invacare’s common stock. Any stock option with an exercise price that is higher than the per share consideration received by holders of Invacare’s common stock in connection with the Change of Control shall be cancelled for no additional consideration;
(iv)with respect to any awards of restricted stock or restricted stock units that are not Assumed by the Post-CIC Entity and are not subject to the attainment of performance goals, the Executive shall receive the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) that the Executive would have received in the Change of Control transaction had he or she been, immediately prior to such transaction, a holder of the number of shares of Invacare’s common stock equal to the number of shares of restricted stock or number of restricted stock units held by the Executive; and
(v)subject to the last paragraph of this Section 1.4, the payments contemplated by Sections 1.3(b) (iii) and (iv) shall be made at the same time as consideration is paid to the holders of Invacare’s common stock in connection with the Change of Control.
Notwithstanding anything to the contrary in this Agreement, if the payment or benefit of any award constitutes a deferral of compensation under Code Section 409A, then to the extent necessary to comply with Code Section 409A, payment or delivery with respect to such award shall be made on the date of payment or delivery originally provided for such payment or benefit.
1.5    Later Time for Payment on Account of Termination. Notwithstanding the preceding provisions of Section 1, solely to the extent required to comply with applicable provisions of Code Section 409A with respect to any amounts or benefits not exempt from Code Section 409A, payments made pursuant to Sections 1.1, 1.2, 1.3 or 1.4, on account of the Executive’s termination of employment shall: (a) not commence until the date that is six months and a day following the Termination Date; and (b) upon commencement, include along with the initial payment an amount sufficient to reimburse the Executive for reasonable lost interest at a rate of Prime Plus One per annum, compounded annually, incurred during the period commencing on the date which is sixty (60) days after the Termination Date through the date of payment by Invacare. In the event that Invacare, in the exercise of its reasonable discretion, determines that a delay in payments under this Section 1.5 is required in order to comply with Code Section 409A, Invacare shall, within two business days after the Termination Date, deposit the entire amount due and to become due under Section 1, in the trust established by Invacare with Wells Fargo Bank, National Association, successor in interest to Wachovia Bank of North Carolina, N.A., pursuant to a Benefit Security Trust Agreement dated August 21, 1996, as such agreement may be amended from time to time in accordance with its terms. Payments to the Executive from such trust shall thereafter be made in accordance with this Section 1.5; provided, however, that Invacare shall remain fully obligated to the Executive for the full and complete satisfaction of its liabilities and obligations under this Agreement.

1.6    Release Requirement. Notwithstanding any provision herein to the contrary, as a condition to the Executive’s receipt of any post-termination benefits pursuant to this Agreement, (i) the Executive shall execute a release of all claims in favor of Invacare in the form attached hereto as Exhibit B (the “Release”) within the sixty (60) day period following the Termination Date and (ii) any applicable revocation period has expired during such sixty (60) day period without the Executive’s revocation of the Release. In the event the Executive does not sign, or signs and revokes the Release, within the sixty (60) day period following the Termination Date, the Executive shall not be entitled to the aforesaid payments and benefits.

1.7    Best Pay Provision. If any payment or benefit the Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives in connection with the termination of Executive's employment with the Company (a "Payment"), would, after taking into account any shareholder approval satisfying Section 280G of the Internal Revenue Code of any such payment or benefit, or of any other payment or benefit with respect to the Executive (a) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax"), then such Payment shall be either (i) the full amount of such Payment or (ii) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in the Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.
All determinations required to be made under this Section 1.7, including whether and to what extent the Payments shall be reduced and the assumptions to be used in arriving at such determination, shall be made by the Accounting Firm in good faith. The Accounting Firm shall provide detailed supporting calculations both to the Executive and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Executive and the Company. For purposes of making the calculations required by this Section 1.7, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Internal Revenue Code.
2.    Other Benefits.
2.1    Reimbursement of Certain Expenses After a Change of Control. Invacare shall pay, as incurred (in no event later than the end of the Executive’s taxable year following the year in which such expenses were incurred), all expenses incurred by the Executive at any time during the longer of 20 years or the Executive’s lifetime, including the reasonable fees of counsel engaged by the Executive, in respect of enforcing the Executive’s rights hereunder and/or defending any action brought to have this Agreement, or any provision hereof, declared invalid or unenforceable.
2.2    Sick Leave Pay for Executive. If, after a Change of Control and prior to the Termination Date, (i) Invacare or the Post-CIC Entity does not maintain a disability plan covering the Executive that is no less favorable than the disability plan sponsored by Invacare immediately prior to the Change of Control, and (ii) the Executive is unable to perform services for Invacare for any period by reason of accidental bodily injury or sickness, then Invacare will pay and provide to the Executive, as sick leave pay, all compensation and benefits to which the Executive would have been entitled had the Executive continued to be actively employed by Invacare through the earliest of the following dates (the “Sick Leave Period”): (a) the first date on which the Executive is again capable of performing ongoing services for Invacare consistent with past practice, or (b) the date on which the Executive’s employment is terminated by Invacare by reason of Disability or otherwise, or (c) the date on which Invacare has paid and provided 29 months of compensation and benefits to the Executive during the period of the Executive’s incapacity, or (d) the date of the Executive’s death. Notwithstanding the foregoing, the Sick Leave Period may not be greater than 6 months unless the Executive’s injury or sickness can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, and such injury or sickness renders the Executive unable to perform the duties of his or her position of employment or any substantially similar position of employment. The foregoing sick leave pay is intended to compensate Executive for compensation and benefits that he otherwise would have earned during the Sick Leave Period, and shall not reduce or otherwise have any effect on Executive’s rights to receive any other compensation, benefits or other Payments hereunder for any other reason, including as may be owed arising out of cessation of Executive’s employment.
3.    No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. Invacare’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever which Invacare may have against the Executive. The Executive shall not be required to mitigate damages, or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or otherwise after the termination of the Executive’s employment.
4.    Taxes; Withholding of Taxes. Without limiting the right of Invacare to withhold taxes pursuant to this Section 4, the Executive shall be responsible (after taking into account all payments to be made by Invacare to or on behalf of the Executive under Section 1 hereof,) for all income, excise, and other taxes (federal, state, city, or other) imposed on or incurred by the Executive as a result of receiving the payments provided in this Agreement, including, without limitation, the payments provided under Section 1 of this Agreement. Invacare may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as Invacare shall determine to be required pursuant to any law or government regulation or ruling. Without limiting the generality of the foregoing, Invacare may withhold from any amount payable under this Agreement amounts sufficient to satisfy any withholding requirements that may arise out of any benefit provided to or in respect of the Executive by Invacare under Section 1 of this Agreement.
5.    Term of this Agreement. This Agreement shall be effective as of the date first above written and shall thereafter apply to any Change of Control occurring on or before [month *, 2022] or during any succeeding applicable term, and on [month *, 2022] and on [month *] of each succeeding year thereafter (a “Renewal Date”), the term of this Agreement, if not previously terminated, shall be automatically extended for an additional year unless either party has given notice to the other, at least one year in advance of that Renewal Date, that the Agreement shall not apply to any Change of Control occurring after that Renewal Date.
5.1    Termination of Agreement Upon Termination of Employment Before a Change of Control. This Agreement shall automatically terminate on the first date occurring before a Change of Control on which the Executive is no longer employed by Invacare, except that, for purposes of this Agreement, any involuntary termination of employment of the Executive or any termination by the Executive for Good Reason that is effected within 6 months before a Change in Control and primarily in contemplation of a Change of Control that actually occurs after the date of the termination shall be deemed to be a termination of the Executive’s employment as of the date immediately after that Change of Control, and in such case, the Change in Control shall constitute the Termination Date and the date as of which the Executive’s right to payment hereunder shall become vested and this Agreement shall not be deemed to be terminated for such purpose.
5.2    No Termination of Agreement During Two-Year Period Beginning on Date of a Change of Control. After a Change of Control, this Agreement may not be terminated. However, if the Executive’s employment with Invacare continues for more than two years following the occurrence of a Change of Control, then, for all purposes of this Agreement, that particular Change of Control shall thereafter be treated for purposes of this Agreement as if it never occurred; provided, however, that the foregoing shall not deprive Executive of any rights, benefits or payments (or allow Invacare to avoid any obligations) that were or became vested under this or any other agreement, plan or arrangement.
6.    Code Section 409A.
6.1    Code Section 409A Compliance. This Agreement is intended to meet the requirements for exemption from (or to the extent not exempt, compliance with) Code Section 409A (including without limitation, the exemptions for short-term deferrals and separation pay arrangements), and this Agreement shall be so construed and administered. Notwithstanding anything in this Agreement to the contrary, at any time prior to a Change in Control, Invacare and the Executive may amend this Agreement, retroactively or prospectively, while maintaining the spirit of this Agreement and after consultation with Executive, to secure exemption from (or, to the extent not exempt, to ensure compliance with), the requirements of 409A and to avoid adverse tax consequences to Executive thereunder. Furthermore, at any time prior to a Change in Control, the Executive agrees to execute such further instruments and take such further action as may be necessary to comply with 409A or to avoid adverse tax consequences to Executive thereunder.
6.2    Reimbursements. Any reimbursement paid to Executive by Invacare, either pursuant to this Agreement or under any reimbursement arrangement or policy of Invacare shall be made within ninety (90) days following Executive’s submitting evidence of the incurrence of expenses, and in all events prior to the last day of the calendar year following the calendar year in which Executive incurred the expense.  In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
7.    Miscellaneous.
        7.1    Successor to Invacare. In the event that
(a)Invacare transfers all or substantially all of its assets to another corporation or entity; or

(b)(i) Invacare consolidates with or merges with or into any other corporation or entity and

(ii) either (x) Invacare is not the surviving corporation or entity of such consolidation or merger or (y) Invacare is the surviving corporation or entity of such consolidation or merger but the shareholders of Invacare immediately prior to the consummation of such merger or consolidation do not own securities representing a majority of the outstanding voting power of such surviving corporation or entity or its parent after the consummation of the consolidation or merger, then, in any of such events, the entity surviving such consolidation or merger and each Affiliate thereof having an individual net worth of $5 million or more shall assume joint and several liability for this Agreement in a signed writing and deliver a copy thereof to the Executive. Upon such assumption, the successor corporation or entity and each Affiliate thereof having an individual net worth of $5 million or more shall become obligated to perform the obligations of Invacare under this Agreement and the term “Invacare” as used in this Agreement shall be deemed to refer to such successor entity and such Affiliates jointly and severally. Any failure of Invacare to obtain the written agreement of such successor or surviving entity (including a parent successor entity) and the required Affiliates to assume this Agreement before the effectiveness of any such succession shall be deemed to be a material breach of this Agreement.

7.2    Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by confirmed facsimile transmission (to the Senior Vice President and General Counsel of Invacare in the case of notices to Invacare and to the Executive in the case of notices to the Executive) or three business days after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Invacare:
Invacare Corporation
One Invacare Way
Elyria, OH 44035
Attention: Senior Vice President & General Counsel
If to the Executive:
_______________
_______________
_______________

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
    7.3    Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of Invacare or the Executive to have the Executive continue as an officer of Invacare or an Affiliate of Invacare or to remain in the employment of Invacare or an Affiliate of Invacare.
    7.4    Administration. Invacare shall be responsible for the general administration of this Agreement and for making payments under this Agreement. All fees and expenses billed by the Accounting Firm for services contemplated under this Agreement shall be the responsibility of Invacare.
    7.5    Source of Payments. Any payment specified in this Agreement to be made by Invacare may be made directly by Invacare solely from its general assets, and the Executive shall have the rights of an unsecured general creditor of Invacare with respect thereto. In the event that Invacare establishes a rabbi trust and/or purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor his or her Beneficiary shall have any rights whatsoever in the assets of such rabbi trust or such policy or the proceeds therefrom.
    7.6    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.
    7.7    Modification; Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Executive and Invacare. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.
    7.8    Entire Agreement; Supercession. Except as otherwise specifically provided herein, this Agreement, including its attachments, contains the entire agreement between the parties concerning the subject matter hereof and incorporates and supersedes any and all prior discussions or agreements, written or oral, the parties may have had with respect to such subject matter; provided, however, that except as expressly provided otherwise herein, nothing in this Agreement shall affect any rights the Executive or anyone claiming through the Executive may have in respect of either (a) any Employee Benefit Plan which provides benefits to or in respect of the Executive or (b) any other agreements the Executive may have with Invacare or an Affiliate of Invacare, including without limitation any employment or severance protection agreements the Executive may have with Invacare or an Affiliate of Invacare.
    7.9    Post-Mortem Payments; Designation of Beneficiary. In the event that, following the termination of the Executive’s employment with Invacare, the Executive is entitled to receive any payments pursuant to this Agreement and the Executive dies, such payments shall be made to the Executive’s Beneficiary designated hereunder. At any time after the execution of this Agreement, the Executive may prepare, execute, and file with the Secretary or the Senior Vice President, Human Resources, of Invacare a copy of the Designation of Beneficiary form attached to this Agreement as Exhibit A; provided, that if the Executive has already filed a similar beneficiary form with Invacare, then such form shall remain in effect for purposes of this Agreement until the Executive files an amended form. The Executive shall thereafter be free to amend, alter or change such form; provided, however, that any such amendment, alteration or change shall be made by filing a new Designation of Beneficiary form with the Secretary or the head of Human Resources of Invacare. In the event the Executive fails to designate a beneficiary, following the death of the Executive, all payments of the amounts specified by this Agreement which would have been paid to the Executive’s designated beneficiary pursuant to this Agreement shall instead be paid to the Executive’s spouse, if any, if he or she survives the Executive or, if there is no spouse or he or she does not survive the Executive, to the Executive’s estate.

    7.10    Service with Affiliates. Any services the Executive performs for an Affiliate of Invacare shall be deemed performed for Invacare. Any transfer of the Executive’s employment from Invacare to an Affiliate of Invacare, or from an Affiliate of Invacare to Invacare, or from an Affiliate of Invacare to another Affiliate of Invacare shall be deemed not to constitute a termination of the Executive’s employment with Invacare.
    7.11    Time Periods. Any action required to be taken under this Agreement within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day. If the day for taking any action under this Agreement falls on a weekend or a holiday, such action may be taken on the next business day. Notwithstanding the foregoing, no such extension shall permit an action to be taken at a time that would cause an exempt payment to become subject to Code Section 409A or to cause a payment that would otherwise be compliant with Code Section 409A to cease to be so compliant.
    7.12    Incorporation by Reference. The incorporation herein of any terms by reference to another document shall not be affected by the termination of any agreement set forth in such other document or the invalidity of any provisions thereof.
7.13    Binding Effect; Construction of Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, successors, heirs, and designees (including, without limitation, the Beneficiary). Upon the Executive’s death, for purposes of this Agreement, the term “Executive” shall be deemed to include, as applicable, any person (including, without limitation, the Beneficiary) who is entitled to benefits under this Agreement following the Executive’s death.
    7.14    Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Ohio, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.
    7.15    Representations and Warranties of Invacare. Invacare represents and warrants to the Executive that (i) Invacare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio; (ii) Invacare has the power and authority to enter into and carry out this Agreement, and there exists no contractual or other restriction upon its so doing; (iii) Invacare has taken such corporate action as is necessary or appropriate to enable it to enter into and perform its obligations under this Agreement; and (iv) this Agreement constitutes the legal, valid and binding obligation of Invacare, enforceable against Invacare in accordance with its terms.

    7.16     Gender. The use of the feminine, masculine or neuter pronoun shall not be restrictive as to gender and shall be interpreted in all cases as the context may require.
8.    Definitions.
8.1    Accounting Firm. The term “Accounting Firm” means the independent auditors of Invacare for the fiscal year preceding the year in which the Change of Control occurred and such firm’s successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, Invacare shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for Invacare or any of its Affiliates.
8.2    Affiliate. The term “Affiliate” shall mean, with respect to any person or entity, any other person or entity which controls, is controlled by, or is under common control with such person or entity within the meaning of Section 414(b) or (c) of the Internal Revenue Code.
8.3    Annual Base Salary. “Annual Base Salary” means the highest annual rate of base salary payable by Invacare to the Executive at any time between the Effective Date and the Termination Date.
8.4    Assumed. For purposes of this Agreement, a stock option, share of restricted stock, restricted stock unit or performance share shall be considered “Assumed” if all of the following conditions are met:
(a) stock options are converted into replacement awards in a manner that complies with Code Section 409A;
(b) awards of restricted stock and restricted stock units that are not subject to performance goals are converted into replacement awards covering a number of shares of the Post-CIC Entity, as determined in a manner substantially similar to how the same number of common shares underlying the awards of restricted stock or restricted stock units would be treated in the Change of Control transaction; provided that, to the extent that any portion of the consideration received by holders of Invacare’s common stock in the Change of Control transaction is not in the form of the common stock of the Post-CIC Entity, the number of shares covered by the replacement awards shall be based on the average of the high and low selling prices of the common stock of such Post-CIC Entity on the established stock exchange on the trading day immediately preceding the date of the Change of Control;
(c) awards of restricted stock, restricted stock units and performance shares that are subject to performance goals are converted into replacement awards that preserve the value of such awards at the time of the Change of Control;

(d) the replacement awards contain provisions for scheduled vesting and treatment on termination of employment (including the definitions of Cause and Good Reason, if applicable) that are no less favorable to the Executive than the underlying awards being replaced, and all other terms of the replacement awards (other than the security and number of shares represented by the replacement awards) are substantially similar to, or more favorable to the Executive than, the terms of the underlying awards; and
(e) the security represented by the replacement awards, if any, is of a class that is publicly held and widely traded on an established stock exchange.
8.5    Beneficiary. “Beneficiary” means the person designated by the Executive as his or her beneficiary pursuant to Section 7.9 or such other person as determined pursuant to Section 7.9 hereof.
8.6    Cause. The employment of the Executive by Invacare shall have been terminated for “Cause” if, after a Change of Control and prior to the termination of employment, any of the following has occurred:
(a)    the Executive shall have been convicted of a felony,
(b)    the Executive commits an act or series of acts of dishonesty in the course of the Executive’s employment which are materially inimical to the best interests of Invacare and which constitutes the commission of a crime, all as determined by the vote of three-fourths of all of the members of the Board of Directors of Invacare (other than the Executive, if the Executive is a Director of Invacare), which determination is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of reviewing that determination,
(c)    any federal or state regulatory agency with jurisdiction over Invacare has issued a final order, with no further right of appeal, that has the effect of suspending, removing, or barring the Executive from continuing his or her service as an officer or director of Invacare, or
(d)    the Executive’s breach of any Technical Information Agreement & Non-Competition Agreement entered into by the Executive.
8.7    Change of Control. A “Change of Control” shall be deemed to have occurred at the first time on which, after the Effective Date:
(a)    There is a report filed on Schedule 13D or Schedule 14D1 (or any successor schedule, form, or report), each as adopted under the Securities Exchange Act of 1934, as amended, disclosing the acquisition, in a transaction or series of transactions, by any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than (1) Invacare or any of its subsidiaries, (2) any employee benefit plan or employee stock ownership plan or related trust of Invacare or any of its subsidiaries, or (3) any person or entity organized, appointed or established by Invacare or any of its subsidiaries for or pursuant to the terms of any such plan or trust, of such number of shares of Invacare as entitles that person to exercise 30% or more of the voting power of Invacare in the election of Directors; or
(b)    During any period of twenty-four (24) consecutive calendar months, individuals who at the beginning of such period constitute the Directors of Invacare cease for any reason to constitute at least a majority of the Directors of Invacare unless the election of each new Director of Invacare (over such period) was approved or recommended by the vote of at least two-thirds of the Directors of Invacare then still in office who were Directors of Invacare at the beginning of the period; or
(c)    There is a merger, consolidation, combination (as defined in Section 1701.01(Q), Ohio Revised Code), majority share acquisition (as defined in Section 1701.01(R), Ohio Revised Code), or control share acquisition (as defined in Section 1701.01(Z)(1), Ohio Revised Code, or in Invacare’s Articles of Incorporation) involving Invacare and, as a result of which, the holders of shares of Invacare prior to the transaction become, by reason of the transaction, the holders of such number of shares of the surviving or acquiring corporation or other entity as entitles them to exercise in the aggregate less than fifty percent (50%) of the voting power of the surviving or acquiring corporation or other entity in the election of Directors; or
(d)    There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Invacare, but only if the transferee of the assets in such transaction is not a subsidiary of Invacare; or
(e)    The shareholders of Invacare approve any plan or proposal for the liquidation or dissolution of Invacare, but only if the transferee of the assets of Invacare in such liquidation or dissolution is not a subsidiary of Invacare.
If an event described in any of Clauses (a), (b), (c), (d), and (e) occurs, a Change of Control shall be deemed to have occurred for all purposes of this Agreement and, except as provided in the last sentence of Section 5.2, that Change of Control shall be irrevocable.
8.8     Code. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
8.9    Demotion or Removal. The Executive shall be deemed to have been subjected to “Demotion or Removal” if, during the two-year period commencing on the date of a Change of Control, other than by Voluntary Resignation or with the Executive’s written consent, the Executive ceases to hold the highest position held by Executive at any time during the two-year period ending on the date of the

Change of Control with all of the duties, authority, and responsibilities of that office as in effect at any time during the two-year period ending on the date of the Change of Control.
8.10    Disability. For purposes of this Agreement, the Executive’s employment will have been terminated by Invacare by reason of “Disability” of the Executive only if (a) as a result of accidental bodily injury or sickness, the Executive has been unable to perform his or her normal duties for Invacare for a period of 180 consecutive days, and (b) the Executive begins to receive payments under the executive long term disability plan or its successor plan(s) sponsored by Invacare not later than 30 days after the Termination Date.
8.11 Employee Benefit Plan. “Employee Benefit Plan” means any plan or arrangement defined as such in 29 U.S.C. §1002 which provides benefits to the employees of Invacare or its Affiliates.
8.12 Good Reason. The Executive shall have “Good Reason” to terminate his or her employment under this Agreement if, at any time after a Change of Control has occurred and before the second anniversary of that Change of Control, one or more of the events listed in (a) through (f) of this Section 8.12 occurs and, based on that event, the Executive gives notice of such event (and of Executive’ intention to terminate his or her employment if Invacare does not cure such condition(s)) on a date that is both (i) within 90 days of the occurrence of that event and (ii) not later than the second anniversary of that Change of Control, and Invacare does not cure the condition(s) constituting the event within 30 days after such notice:
(a) The Executive is subjected to a Demotion or Removal involving a material diminution in the Executive’s authority, duties, or responsibilities or in those of the individual to whom the Executive is required to report; or
(b)    The Executive’s Annual Base Salary is materially reduced (which for this purpose shall be deemed to occur if the reduction is five percent (5%) or greater); or
(c)    The Executive’s opportunity for incentive compensation is materially reduced from the level of his or her opportunity for incentive compensation as in effect immediately before the date of the Change of Control or from time to time thereafter (which for this purpose shall be deemed to occur if the reduction is equivalent to a five percent (5%) or greater reduction in Executive’s Annual Base Salary); or
(d)    The Executive is excluded (other than by his or her volitional action(s)) from full participation in any benefit plan or arrangement maintained for senior executives of Invacare generally, and such exclusion materially reduces the benefits provided to the Executive; or

(e)    The Executive’s principal place of employment for Invacare is relocated a material distance (which for this purpose shall be deemed to be more than 35 miles) from Executive’s principal place of employment on the date of the Change of Control; or
(f)    Any other action or inaction that constitutes a material breach by Invacare of this Agreement or any other agreement under which the Executive provides his or her services to Invacare.
8.13    Post-CIC Entity. “Post-CIC Entity” means any entity (or any successor or parent thereof) that effects a Change of Control pursuant to Section 8.7.
8.14    Prime Plus One. “Prime Plus One” means the prime rate of interest, as reported by the Wall Street Journal or its successors, plus 1%.
8.15    Prior Bonus Amount. “Prior Bonus Amount” means an amount equal to the average of the bonuses earned by the Executive under Invacare’s annual bonus plan with respect to the three fiscal years immediately preceding the fiscal year in which a Change of Control occurs, provided however, if the Change of Control occurs prior to Executive completing three full years of employment with Invacare, then “Prior Bonus Amount” will mean the average of the bonuses earned for the actual number of fiscal years the Executive was employed.
8.16    Prorated Bonus Amount. “Prorated Bonus Amount” means an amount equal to (a) times (b), in which (a) equals the Executive’s Annual Base Salary multiplied by the higher of (i) the target bonus percentage in effect for the Executive under Invacare’s bonus plan during the fiscal year immediately preceding the fiscal year in which the Change of Control occurs, or (ii) the target bonus percentage in effect for the Executive under Invacare’s bonus plan during the fiscal year in which the Termination Date occurs; and (b) equals a quotient, in which the numerator is the number of days the Executive was employed by Invacare during the year in which the Termination Date occurs and the denominator is 365.
8.17    Termination Date. “Termination Date” means the date on which (and related terms, such as “termination of employment” and “terminate employment” mean a situation in which) the Executive incurs a separation from service with Invacare and all of its Affiliates within the meaning of Code Section 409A. A separation from service under Code Section 409A includes a quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government, at the point that such leave exceeds the greater of: (i) six months; (ii) the period for which the Participant’s right to reemployment is provided either by statute or by contract, or (iii) in the case of sick leave, twenty-nine (29) months, if the Executive’s injury or sickness can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, and such injury or sickness renders the Executive unable to perform the duties of his or her position of employment or any substantially similar position of employment).

A separation from service under Code Section 409A also occurs upon a permanent decrease in service to a level that is no more than twenty percent (20%) of its prior level. For this purpose, whether a separation from service has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by the Executive after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Executive has been providing services less than 36 months).
8.18    Voluntary Resignation. A “Voluntary Resignation” shall have occurred if the Executive terminates his or her employment with Invacare by voluntarily resigning at his or her own instance without having been requested to so resign by Invacare, except that any resignation by the Executive will not be deemed to be a Voluntary Resignation if, at the time of that resignation, the Executive had Good Reason to resign, which had not been waived in writing by the Executive.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
INVACARE CORPORATION
(“Invacare”)

By:
Name:
Title:

(the “Executive”)

Schedule of Change of Control Agreements

Name	Position	Date of Agreement
Matthew E. Monaghan	President and Chief Executive Officer	April 1, 2015
Kathleen L. Leneghan	Senior Vice President and Chief Financial Officer	February 22, 2018
Ralf A. Ledda	Senior Vice President and General Manager, Europe, Middle East & Africa	November 1, 2016
Joost Beltman	Senior Vice President and General Manager, North America	August 26, 2020
Angela Goodwin	Senior Vice President and Chief Information Technology Officer	May 21, 2020
Rick A. Cassiday	Senior Vice President and Chief Human Resources Officer	June 7, 2021